Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong Second-Quarter 2015 Financial Results

•	Second-quarter 2015 revenues rose 12 percent to $820 million

•	Second-quarter 2015 adjusted net income attributable to CME Group of $320 million and adjusted diluted earnings per share of $0.95 both grew more than 20 percent[1]

CHICAGO, July 30, 2015 - CME Group Inc. (NASDAQ: CME) today reported revenues of $820 million and operating income of $495 million for the second quarter of 2015. Net income attributable to CME Group was $265 million and diluted earnings per share were $0.78. Excluding the items noted in the reconciliation, adjusted net income attributable to CME Group would have been $320 million and adjusted diluted earnings per share would have been $0.951.
“The organic revenue growth of 12 percent we achieved in the second quarter is a testament to the strength and diversity of our business model,” said CME Group Executive Chairman and President Terry Duffy.  “During the quarter, revenue from agricultural commodities, foreign exchange and energy each rose by more than 20 percent.  Total average daily volume improved steadily after a slow April, and we set quarterly volume records in weekly treasury options and heating oil, along with wheat and soybean products.  In addition, options volume continued to expand, with volumes up 13 percent during the quarter, and options on our CME Globex platform up 29 percent.”
“Total expenses decreased during the second quarter, which boosted our operating margin from the mid 50 percent range a year ago to over 60 percent,” said CME Group Chief Executive Officer Phupinder Gill.  “We remain focused on driving efficiency throughout the organization and eliminating redundancy to improve agility and customer responsiveness.  As part of this effort, we have closed most of our futures trading pits, reduced overall headcount and consolidated data centers.  Our investments to expand our business around the world continue to gain traction, with 22 percent volume growth in Asia, 10 percent in Europe and 6 percent in Latin America.  In summary, strong top-line growth coupled with expense discipline resulted in adjusted earnings per share growth of 23 percent.”
1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements.
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Second-quarter 2015 average daily volume was 13.3 million contracts, up 6 percent from second-quarter 2014, and included average daily volume records in agricultural commodities and weekly treasury options. Clearing and transaction fee revenues were $682 million, up 12 percent compared with second-quarter 2014. Market data revenue was $103 million, up 15 percent. Second-quarter 2015 total average rate per contract was 77.7 cents, up from 75.3 cents in first-quarter 2015, driven primarily by a higher proportion of total volume coming from commodities products, which have higher average fees.
As of June 30, 2015, the company had $1.2 billion of cash and marketable securities and $2.2 billion of long-term debt.   In June, the company paid out $168 million in its regular quarterly dividend of 50 cents per share.

CME Group will hold a conference call to discuss second-quarter 2015 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$1,151.0	$1,366.1
Marketable securities	76.3	74.7
Accounts receivable, net of allowance	399.9	341.2
Other current assets (includes $32.0 and $37.0 in restricted cash)	260.0	196.5
Performance bonds and guaranty fund contributions	42,167.9	40,566.8
Total current assets	44,055.1	42,545.3
Property, net of accumulated depreciation and amortization	499.2	508.9
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,587.6	2,637.4
Goodwill	7,569.0	7,569.0
Other assets (includes $73.5 and $72.4 in restricted cash)	1,776.9	1,805.6
Total Assets	$73,663.1	$72,241.5
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$22.1	$36.9
Other current liabilities	242.6	927.5
Performance bonds and guaranty fund contributions	42,167.9	40,566.8
Total current liabilities	42,432.6	41,531.2
Long-term debt	2,241.0	2,107.9
Deferred income tax liabilities, net	7,339.8	7,302.7
Other liabilities	390.9	376.2
Total Liabilities	52,404.3	51,318.0
CME Group shareholders’ equity	21,258.8	20,923.5
Total Liabilities and Equity	$73,663.1	$72,241.5

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Clearing and transaction fees	$681.8	$609.3	$1,390.0	$1,261.5
Market data and information services	102.8	89.6	200.8	179.0
Access and communication fees	21.5	20.4	42.8	40.8
Other	13.9	12.3	29.1	27.7
Total Revenues	820.0	731.6	1,662.7	1,509.0
Expenses
Compensation and benefits	141.5	139.7	282.8	275.2
Communications	6.6	8.3	14.2	16.5
Technology support services	16.1	14.6	31.7	28.5
Professional fees and outside services	27.7	37.5	56.8	67.1
Amortization of purchased intangibles	25.0	25.2	49.9	50.4
Depreciation and amortization	33.3	34.3	65.1	68.4
Occupancy and building operations	23.5	23.2	46.3	46.4
Licensing and other fee agreements	28.8	25.7	59.4	54.7
Other	22.4	11.1	54.1	35.3
Total Expenses	324.9	319.6	660.3	642.5
Operating Income	495.1	412.0	1,002.4	866.5
Non-Operating Income (Expense)
Investment income	18.5	15.1	24.2	18.3
Gains (losses) on derivative investments	—	—	(1.8)	—
Interest and other borrowing costs	(28.6)	(28.3)	(60.2)	(62.0)
Equity in net earnings (losses) of unconsolidated subsidiaries	26.0	21.5	48.5	43.9
Other non-operating income (expense)	(62.9)	1.8	(41.2)	1.8
Total Non-Operating	(47.0)	10.1	(30.5)	2.0
Income before Income Taxes	448.1	422.1	971.9	868.5
Income tax provision	183.1	158.3	376.5	338.1
Net Income	265.0	263.8	595.4	530.4
Less: net income (loss) attributable to non-controlling interests	—	—	—	(0.2)
Net Income Attributable to CME Group	$265.0	$263.8	$595.4	$530.6
Earnings per Common Share Attributable to CME Group:
Basic	$0.79	$0.79	$1.77	$1.59
Diluted	0.78	0.79	1.76	1.58
Weighted Average Number of Common Shares:
Basic	336,036	334,097	335,859	334,002
Diluted	337,796	335,800	337,574	335,705

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Trading Days	63	64	64	61	64
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Interest rate	6,668	7,181	7,445	7,564	6,599
Equity	2,465	2,586	3,114	2,772	2,364
Foreign exchange	638	797	959	954	903
Energy	1,457	1,562	1,797	2,142	1,749
Agricultural commodity	1,084	1,058	1,173	1,189	1,400
Metal	323	308	361	369	331
Total	12,636	13,493	14,848	14,990	13,347
Venue
Electronic	10,888	11,627	12,982	13,034	11,705
Open outcry	1,100	1,208	1,218	1,291	1,108
Privately negotiated	647	657	648	665	534
Total	12,636	13,493	14,848	14,990	13,347
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	2Q 2014	3Q 2014	4Q 2014	1Q 2015	2Q 2015
Interest rate	$0.473	$0.473	$0.472	$0.480	$0.502
Equity	0.714	0.687	0.697	0.721	0.725
Foreign exchange	0.861	0.788	0.760	0.831	0.816
Energy	1.298	1.291	1.279	1.250	1.277
Agricultural commodity	1.430	1.362	1.321	1.324	1.311
Metal	1.715	1.707	1.664	1.662	1.634
Average RPC	$0.749	$0.725	$0.731	$0.753	$0.777

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended	Quarter Ended
	June 30, 2015	June 30, 2014
GAAP Net Income Attributable to CME Group	$265.0	$263.8

Foreign exchange transaction gains[1]	(11.1)	(5.5)

Real estate taxes and fees[2]	10.0	—

Restructuring, severance and voluntary exit incentive plan	1.9	5.8

Debt prepayment costs	61.8	—

Gain on sale of BM&FBOVESPA shares	(5.9)	—

MF Global bankruptcy claim	—	(14.5)

Acquisition-related costs	—	4.7

Income tax effect related to above	(19.1)	3.6

Other income tax items[3]	17.4	—

Adjusted Net Income Attributable to CME Group	$320.0	$257.9

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.79	$0.79
Diluted	0.78	0.79

Adjusted Earnings per Common Share Attributable to CME Group:
Basic	$0.95	$0.77
Diluted	0.95	0.77

Weighted Average Number of Common Shares:
Basic	336,036	334,097
Diluted	337,796	335,800

1. Second-quarter 2015 results included foreign exchange transaction net gains principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2. In the second quarter of 2015, the company recognized additional real estate taxes and fees related to the transfer of ownership of the NYMEX building, which was acquired by CME Group in 2008 and sold in 2013.

3. Other income tax items include the impact of deferred tax expense recognized for a rate change due to a state and local tax law change in the second quarter of 2015.